Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment (this “Amendment”), made as of the 30th day of August 2017 (the “Amendment Date”), is to the Employment Agreement, dated as of March 11, 2015, (the Employment Agreement”), by and between LendingTree, Inc., a Delaware corporation (the “Company”), and Gabriel Dalporto, an individual (the “Executive”). The Company, LendingTree, LLC, and Executive are together the “Parties” and each is a “Party”. LendingTree, LLC (“LTLLC”, which as of the Amendment Date is a wholly-owned subsidiary of the Company) and the Company are collectively the “Company Group”.
W I T N E S S E T H:
WHEREAS, LTLLC is the employer of Executive;
WHEREAS, Executive is currently serving as Chief Financial Officer of the Company;
WHEREAS, Executive and the Company are also parties to a Change in Control Letter Agreement, dated December 10, 2013 (the "CiC Letter");
WHEREAS, Executive wishes to resign voluntarily from his current position and assume a different role within the Company Group;
WHEREAS, in accordance with Section 18 of the Employment Agreement, the Parties desire to amend certain provisions in the Employment Agreement to implement the foregoing resignation and make other revisions; and
WHEREAS, the Parties now wish to enter into this Amendment on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Parties have agreed and do hereby agree as follows:
1.Amendments. Effective as of the Amendment Date, the Employment Agreement is amended as provided herein. Unless otherwise stated, all section number references are to sections in the Employment Agreement. Except as otherwise defined in this Amendment, the capitalized terms in this Amendment shall have the same meaning as such terms have in the Employment Agreement.
(a)In Section 1, the following language entirely replaces the first sentence: “LendingTree, LLC (the Employer’s wholly-owned subsidiary) shall employ and Executive agrees to be employed as a “Senior Advisor” to the Employer’s Chief Executive Officer and in such role as Senior Advisor, Executive shall not be an officer of either Employer or LendingTree, LLC. Executive shall report to the Employer’s Chief Executive Officer or his designee. Certain rights or obligations of the Employer under this Agreement may be asserted or satisfied by LendingTree, LLC.”
(b)The following language entirely replaces Section 2(a): “(a) Term. Executive’s employment shall be governed by the terms of this Agreement for the period beginning on the Effective Date and ending February 6, 2018, unless earlier terminated as provided herein (the “Term”). If not earlier terminated, Executive’s employment shall automatically end by virtue of his voluntary resignation without Good Reason at the end of the Term.”
(c)Section 2(b) is entirely deleted.
(d)In Section 3(a), the following language entirely replaces the first sentence: “Base salary, paid pursuant to Employer’s normal payroll practices, at an annual rate of $350,000 or such other rate as may be established prospectively by the Compensation Committee of the Employer’s Board of Directors (the “Compensation Committee”) from time to time (“Base Salary”).”
(e)In Section 5(b), the following language entirely replaces the sentences providing the definition of Good Reason: “Good Reason” shall mean the occurrence of any of the following without Executive’s written consent: (i) a material reduction in Executive’s annual Base Salary; or (ii) relocation of Executive’s principal place of business more than 50 miles from the San Francisco, California metropolitan area. In order to resign his employment for Good Reason, Executive must notify Employer in writing within fifteen (15) days of the initial existence of any event falling under (i) - (ii) and such notice shall describe in detail the facts and circumstances explaining why Executive believes a Good Reason event has occurred. Employer shall then have sixty (60) days following its receipt of such notice to cure or remedy such alleged Good Reason event such that Good Reason shall not be deemed to exist for such event. If the event remains u ncured or is not remedied by Employer within such sixty (60) day period and if Executive’s employment has not otherwise been terminated, then a Qualifying Termination shall automatically occur on the first business day following the end of such sixty (60) day cure/remedy period.”
(f)Section 5(b)(iv) is entirely deleted. Additionally in Section 5(b), the following language is entirely deleted: “All Options that vest pursuant to this subsection (iv) shall remain exercisable only to the extent permitted under the grant terms of such Options. All other unvested RSUs and Options issued to Executive pursuant to the Plan and which are not covered by the foregoing clauses (a) and (b) shall terminate without consideration as of the date of such Qualifying Termination. Additionally, if there is no Release of Claims Effective Date then the RSUs or Options that were covered by the foregoing clauses (a) and (b) shall terminate without consideration as of the 61st day following the Qualifying Termination.)”
(g)Section 6 shall be deleted in its entirety and marked as “Reserved.”
2.Change in Control. Should a Change of Control (as defined below) occur during the Term, all equity in the Company issued to the Executive will immediately fully vest. A "Change of Control" results when: (i) any person or entity who is not a controlling shareholder as of the date of this Amendment becomes a beneficial owner, directly or indirectly, of securities of the Company representing fifty percent or more of the total voting power of all of the Company's then outstanding voting securities, (ii) a merger or consolidation of the Company in which the Company's voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company. The CiC Letter is hereby terminated and of no further force or effect.
3.Scope. Except as otherwise provided in this Amendment, the provisions of the Employment Agreement shall continue in full force and effect on and after the Amendment Date. The Parties expressly agree that this Amendment, whether or not executed, does not constitute “Good Reason” under the Employment Agreement.
4.Governing Law; Jurisdiction. The validity, construction, interpretation and enforceability of this Amendment and the capacity of the parties shall be determined and governed by the laws of the State of North Carolina, without regard to the conflict of law rules contained therein. Any litigation under this Amendment shall be brought by either Party exclusively in Mecklenburg County, North Carolina. As such, the Parties irrevocably consent to the jurisdiction of the courts in Mecklenburg County, North Carolina (whether federal or state) for all disputes related to this Amendment and irrevocably consent to service via nationally recognized overnight carrier, without limiting other service methods allowed by applicable law. In addition, the Parties irrevocably waive any right to a trial by jury in any action related to this Amendment.
5.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company Group has caused this Amendment to the Employment Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Amendment to the Employment Agreement in each case as of the Amendment Date.

LENDINGTREE, INC.

By:	/s/ Claudette Parham
Name:	Claudette Parham
Title:	Chief Human Resources Officer

LENDINGTREE, LLC

By:	/s/ Claudette Parham
Name:	Claudette Parham
Title:	Chief Human Resources Officer

EXECUTIVE

By:	/s/ Gabriel Dalporto
Name:	Gabriel Dalporto

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